(As filed June 1, 1999)
                                                                File No. 70-9455

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            --------------------------------------------------------
                                 Amendment No. 2
                                       on
                                   FORM U-1/A
                                       to
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
            ---------------------------------------------------------

                           ALLIANT ENERGY CORPORATION
                    (FORMERLY INTERSTATE ENERGY CORPORATION)
                         ALLIANT ENERGY RESOURCES, INC.
                           222 West Washington Avenue
                            Madison, Wisconsin 53703

                  (Names of companies filing this statement and
                    addresses of principal executive offices)
              -----------------------------------------------------
                           ALLIANT ENERGY CORPORATION

                 (Name of top registered holding company parent)
              -----------------------------------------------------

                       Erroll B. Davis, Jr., President and
                             Chief Executive Officer
                           Alliant Energy Corporation
                           222 West Washington Avenue
                          Madison, Wisconsin 53703-0192

                     (Name and address of agent for service)

                The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

   Barbara J. Swan, General Counsel            William T. Baker, Jr., Esq.
   Alliant Energy Corporation                  Thelen Reid & Priest LLP
   222 West Washington Avenue                  40 West 57th Street
   Madison, Wisconsin 53703-0192               New York, New York 10019

         The Application or Declaration filed in this proceeding on February 18, 1999, as amended April 20, 1999, is hereby further amended as follows:

1. The name of Interstate Energy Corporation ("IEC") has been changed to Alliant Energy Corporation ("Alliant").

2. ITEM 1.5.1(II) - DEBENTURES is amended by substituting the term "Officer's Certificate" for the term "Supplemental Indenture" in each place where the latter appears.


3.   ITEM 6 - EXHIBITS AND FINANCIAL STATEMENTS is supplemented with the
              ---------------------------------
following additional exhibits and updated financial statements:

     A.   EXHIBITS.
          --------

          B-1 Form of Standard Underwriting Agreement - Common Stock. (incorporated by reference to Exhibit 1 to the Registration Statement on Form S-3 filed by WPL Holdings, Inc. on April 2,
               1993) (File No. 33- 59972).

          B-2  Form of Debentures.

          B-3  Form of Debenture Indenture.

          B-4  Form of Officer's Certificate.

          B-5  Form of Debenture Purchase Agreement.

          F    Opinion of Counsel.

          G Financial Data Schedule (incorporated by reference to Exhibit 27 to the Quarterly Report on Form 10-Q of Alliant for the period ended March 31, 1999) (File No. 1-9894).

     B.   FINANCIAL STATEMENTS.
          --------------------

          1.1 Balance Sheet of Alliant and consolidated subsidiaries, as of March 31, 1999 (incorporated by reference to the Quarterly Report on Form 10-Q of Alliant for the period ended March 31, 1999) (File No. 1-9894).

          1.2 Statements of Income of Alliant and consolidated subsidiaries for the period ended March 31, 1999 (incorporated by reference to the Quarterly Report on Form 10-Q of Alliant for the period ended March 31, 1999) (File No. 1-9894).

                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this statement amending the Application or Declaration filed herein to be signed on their behalf by the undersigned thereunto duly authorized.


                                     ALLIANT ENERGY CORPORATION



                                     By:
                                        ----------------------------------------
                                              Name:    Erroll B. Davis
                                              Title:   President and
                                                       Chief Executive Officer


                                     ALLIANT ENERGY RESOURCES, INC.



                                     By:
                                        ----------------------------------------
                                              Name:    James E. Hoffman
                                              Title:   President



Date:  June 1, 1999






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